EX 10.1
Certain information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the Registrant if publicly disclosed.

ACCOMMODATION AGREEMENT
General Motors LLC, for itself and on behalf of its subsidiaries and affiliates (“GM”), FCA US LLC, on behalf of itself and the final vehicle assembly entities FCA Mexico, S.A. de CV and FCA Canada Inc. (“FCA US”); Yanfeng Automotive Interior Systems Co., for itself and on behalf of its subsidiaries and affiliates (“Yanfeng” and collectively with GM and FCA US, “Customers” and each a “Customer”), Unique Fabricating, Inc., a Delaware corporation, Unique-Intasco Canada, Inc. a British Columbia corporation, Unique Fabricating NA, Inc., a Delaware corporation, Unique-Chardan, Inc., a Delaware corporation, Unique Molded Foam Technologies, Inc., a Delaware corporation, Unique Prescotech, Inc., a Delaware corporation, Unique Fabricating Realty, LLC, a Michigan limited liability company, Unique Fabricating South, Inc., a Michigan corporation, and Unique Fabricating de México, S.A. de C.V., corporation with variable capital, duly incorporated pursuant to the laws of Mexico (individually and collectively, “Supplier”), and Citizens Bank, National Association, a national banking association, in its capacity as agent (in that capacity, “Agent Bank”), for itself and the other financial institutions party to the Loan Documents (as defined below) from time to time as lenders (collectively, together with the Agent Bank, the “Lending Group”). Agent Bank (on behalf of the Lending Group), Customers and Supplier are each referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
A.Supplier is obligated to manufacture for each Customer 100% of Customer’s requirements for certain component parts, service parts, assemblies and/or other products (other than Tooling (defined below)) (collectively, “Component Parts”) for the applicable program and service part lives pursuant to various purchase agreements, supply contracts, release requests or purchase orders (all of which are governed by the Customer’s applicable general terms and conditions), as issued by Customer to Supplier and accepted by Supplier (together with any replacement, substitute and new purchase orders, “Purchase Contracts”).
B.Supplier, certain affiliates of Supplier, and Agent Bank and the Lending Group, including Comerica Bank, KeyBank and Flagstar Bank FSB, are parties to various loan and security agreements including an Amended and Restated Credit Agreement dated November 18, 2018 (collectively, together with any future agreements and amendments which may have been and may be entered into between Agent Bank or the Lending Group and Supplier including the Forbearance Agreement contemplated herein, the “Loan Documents”). The indebtedness outstanding under the Loan Documents is secured by a lien on substantially all of Supplier’s real and personal property assets.
C.Supplier acknowledges that any material lapse in production and/or delay in shipment of the Component Parts or any material breach of any Purchase Contract may cause irreparable harm to the applicable Customer(s).
D.Supplier has informed Customers that the loans available under the Loan Documents, together with the working capital generated by Supplier’s business, are insufficient sources of cash to meet the production schedule for the Component Parts.
E.Subject to the terms of this Agreement, Customers have agreed to provide certain financial and other accommodations to Supplier and the Lending Group to support a sale or restructuring process, Supplier has agreed to provide certain supply protections and acknowledgements and assurances to Customers, and

Agent Bank and the Lending Group have agreed to provide certain accommodations, acknowledgements and assurances to Customers and to provide certain financial and other accommodations to Supplier to support a sale or restructuring of Supplier’s business.
Based on the foregoing recitals, which are incorporated herein as covenants, representations and terms, and for other good and valuable consideration, the accuracy, receipt, and adequacy of which are acknowledged, the Parties agree as follows
TERMS AND CONDITIONS
1.Term. The term of this Agreement (the “Term”) will commence on the date of full execution of this Agreement (the “Effective Date”) and continue through the date that is the earliest of: (a) the closing of a Sale to a Qualified Buyer (each as defined in and pursuant to Section 3.C below), but only with respect to the Supplier location(s) that are covered by such Transaction, (b) solely as to a Customer exercising its right to terminate the Term due to the occurrence of an Event of Default (such term hereafter defined) arising from an interruption in production for the applicable Customer, or if there is a substantiated and imminent threat that Supplier will be unable to produce sufficient Component Parts such that production for the applicable Customer will be interrupted in the Customer’s reasonable discretion, the date on which such Customer delivers written notice of such an Event of Default and election to terminate the Term to Supplier and Agent Bank, (c) solely as to a Customer exercising its right to terminate the Term due to the occurrence of any other Event of Default, the fifth (5th) day following the date of delivery by such Customer of written notice to Supplier and Agent Bank of the occurrence of such an Event of Default and such Customer's election to terminate the Term (subject to any applicable cure periods), or (d) October 31, 2023. For the avoidance of doubt, after the occurrence of an Event of Default, the Term shall continue in effect for all Customers electing not terminate the Term, and the Term will end only as to those Customers electing to terminate the Term. Any Customer may elect to terminate the Term as to such Customer in accordance herewith after the occurrence of an Event of Default affecting or impacting such Customer. Any Termination Notice or other notice or action that is required, or may be given or taken under this Agreement, by a Customer or Agent Bank concerning Supplier which a Customer or Agent Bank reasonably believes is subject to a stay or other injunction is excused, need not be given or taken as a condition precedent to any action, and will be treated as having been given, taken, or occurred under this Agreement upon notice to those Parties which are not reasonably believed to be subject to the stay or injunction; provided that Supplier shall be given prompt notice as given to such other Parties.
2.Customer Accommodations.
A.Price Increases and Accelerated Payment Terms. For Component Parts delivered to the Customers in accordance with the Purchase Contracts during the Term (as consistent with the period identified in the Budget (as defined below)) (the “Price Adjustment Period”), the purchase price to be paid by the Customers for the Component Parts listed on the attached Customer-specific and confidential Exhibit A will be adjusted as set forth on Exhibit A (each a “Price Increase” and collectively the “Price Increases”).1 At the conclusion of the Term or the Price Adjustment Period, whichever is earlier, the purchase price for the Component Parts, to the extent that the Purchase Contracts
1 GM and FCA US will not provide Price Increases and Exhibit A will state zero dollar Price Increases for GM and FCA US to account for the fact that, during the Term, GM and FCA US are providing funding solely through subordinated debt purchases, pursuant to the Participation Agreement (as defined herein) and this Agreement.

applicable thereto have not expired or been terminated in accordance with their respective terms and conditions, will revert to the “Current Price” identified on Exhibit A. The Purchase Contracts will be amended by the Customers to reflect the Price Increases, and reversion to the Current Price, for the period applicable thereto. The full amount of Yanfeng’s Price Increase during the Term (i.e., the difference between the Current Price and the Price Increase to be paid by Yanfeng for the Component Parts) will be remitted to Supplier on an accelerated basis in accordance with the Budget.
i.Further, subject to Section 2.B. below, each Customer shall pay all bona fide accounts payable to Supplier for Component Parts existing on the Effective Date and those arising from Supplier’s delivery of Component Parts that occurs on or after the Effective Date of this Agreement and through the date that is five (5) business days after the end of the Term on accelerated payment terms of [REDACTED]. For clarification, the [REDACTED] terms will be instituted no later than three (3) business days following the Effective Date.
B.Limitation on Setoffs. Customers are entitled under the terms of the Purchase Contracts and may otherwise be entitled under applicable law to exercise rights of setoff, recoupment, deduction and defense. Notwithstanding such rights, for the sole and exclusive benefit of Lending Group, as to all accounts payable owing by Customers to Supplier for Component Parts, whether outstanding as of the Effective Date or generated on or after the Effective Date through the date that is five (5) business days after the end of the Term, each Customer agrees not to exercise its rights of setoff, recoupment, or other deduction of any kind, including, without limitation, with respect to any prior, existing or future defaults under any Purchase Contracts (including, without limitation, claims for any incidental, special or consequential damages) (all of the preceding, each a “Setoff” and collectively “Setoffs”), except for “Allowed Setoffs,” “Material Setoffs,” “Tooling Setoffs” (each defined below), and Setoffs for short shipments, misshipments, improper invoices, mispricing, and duplicate payments or billing errors (collectively, “Billing Errors”). Allowed Setoffs, Material Setoffs, Tooling Setoffs, and Setoffs for Billing Errors are collectively called “Permitted Setoffs”. In the case of Material Setoffs and Tooling Setoffs, Customer must give Agent Bank and Supplier written notice of the amount of the Material Setoff and Tooling Setoff (each, a “Setoff Notice”) and (1) such Material Setoffs may only be asserted against accounts payable arising from shipments made by Supplier more than three (3) business days after Agent Bank’s and Supplier’s receipt of such Setoff Notice and (2) such Tooling Setoffs may only be taken against the Tooling payable to which it relates.
i.“Allowed Setoffs” means Setoffs for (a) any and all defective or nonconforming Component Parts, quality problems, recall costs, warranty costs, unordered or unreleased parts returned to Supplier, premium freight charges (not caused by the applicable Customer) necessary to avoid production interruption, but excluding any incidental, special or consequential damages arising from or relating to such items and (b) Customer’s reasonable professional fees and costs incurred relating to Supplier (“Professional Fees”); provided, however, in no event may Allowed Setoffs exceed [REDACTED] of the face amount of a bona fide invoice or group of invoices (the “Allowed Setoff Cap”). Customers may deduct the amount of the Allowed Setoffs that exceeds the Allowed Setoff Cap against any subsequent invoices or group of invoices, subject to the Allowed Setoff Cap in respect of those subsequent invoices or group of invoices. Upon request by Supplier or Agent Bank, each Customer shall provide reasonably detailed written information regarding any Permitted Setoffs asserted by such Customer. For clarity, Billing Errors, Tooling Setoffs, and Material Setoffs are not subject to the Allowed Setoff Cap.

ii.“Material Setoffs” means Setoffs first arising after the Effective Date for (a) materials or components delivered to Supplier or services performed for Supplier, purchased by a Customer from persons other than Supplier or supplied by a Customer to Supplier for use in connection with the production of Component Parts by Supplier for that Customer, or (b) as determined by the applicable Customer, to the extent necessary to avoid or mitigate an actual or imminent threat to such Customer’s production, direct payment(s) to material or service vendors by or on behalf of a Customer for the purchase of materials or components or services used by Supplier in connection with the production of Component Parts by Supplier for that Customer.
iii.“Tooling Setoffs” means Setoffs for any payment to a tooling vendor or tooling repairman for all or part of the purchase price or repair price of Tooling (defined below) that is used by Supplier in connection with the manufacture, assembly or transportation for a Customer’s Component Parts (existing and future) for which the Customer reasonably determines such payment is necessary to secure the release of, or prevent assertion of, any valid and perfected lien against Tooling or is required to obtain possession of Tooling from the Tooling vendor or tooling repairman. Tooling Setoffs with respect to particular Tooling may be taken only against specific accounts payable due to Supplier with respect to such particular Tooling.
C.Limitation on Resourcing. Notwithstanding anything in the Purchase Contracts to the contrary, during the period commencing on the Effective Date and ending as of the end of the Term, Customers will not resource production of any Component Parts (including those currently in production and awarded programs) to an alternative supplier. Notwithstanding the foregoing, each Customer may (i) take any action that such Customer deems necessary or useful, in its sole discretion, to prepare for a resourcing, which includes, without limitation: (a) discussing, negotiating, and executing agreements with an alternative supplier(s) relating to Component Parts and (b) purchasing sample or prototype Component Parts from an alternative supplier(s); and (ii) Yanfeng may resource production of the Component Parts referenced on Exhibit B hereto. Supplier and Customers may further agree in writing with respect to the resourcing of any other Component Parts, whether pursuant to this Agreement or otherwise, so long as Agent Bank and Customers are provided with notice of such resourcing and an updated Budget that is reasonably acceptable to Lending Group and Customers. This limitation does not prohibit any Customer from reducing or ceasing releases under Purchase Contracts temporarily or permanently because of: (1) ordinary course normal business fluctuations, including, without limitation, reductions in consumer demand or schedule end of production dates; (2) ordinary course product, engineering, or program changes, cancellations or modifications; and (3) the COVID-19 or any other pandemic or other supply chain disruptions. Nothing in this Agreement constitutes a commitment by any Customer to retain any of its business with Supplier after the Term. Including Component Parts that Yanfeng is permitted to resource as set forth on Exhibit B or Component Parts Supplier permits a Customer to resource (subject to the requirements as to notice and an updated acceptable Budget set forth above), if, prior to the end of the Term, a Customer elects to resource any production of Supplier subject to the terms of this Agreement, such Customer shall, prior to such resourcing, deliver to Supplier and Agent Bank a notice identifying the resourced Component Parts and the effective date of such resourcing (the “Resourced Component Parts” and such notice, a “Resourcing Notice”).
D.Inventory Purchase Obligation. “Trigger Event” means the earliest of: (i) a resourcing by a Customer permitted under the terms of this Agreement of some or all of its Component Part production from Supplier (provided that a resourcing by a Customer of less than all of its Component Parts shall trigger a purchase obligation only as to Inventory related to the Resourced Component Parts); (ii) an Event of Default occurs under this Agreement or the Loan Documents and, in connection with such Event of Default, such Customer invokes its right of access under the Access Agreement (as defined below) (provided that a right of access invoked as to less than all of Supplier’s facilities shall constitute a Trigger Event only as to Inventory located at the facility at which the right of access is invoked); (iii) the date on which the Forbearance Period under the Forbearance Agreement terminates and Agent Bank advises Customers and Supplier in writing that it is declining an advance request by Supplier on two or more consecutive days and that it is exercising its rights under this Section; or (iv) the date on which the Term terminates or expires as to any Customer or any plant (but the Term shall only be deemed terminated with respect to such Customer or such plant) unless and except to the extent the Term ends due to a closing of a Transaction that includes purchase of Supplier’s Inventory. Subject to the terms and conditions hereof including without limitation Section 2.C above, for the sole and exclusive benefit of Lending Group, upon the occurrence of a Trigger Event, Supplier shall utilize good faith efforts to cause all raw materials and work-in-process used in the production of Component Parts for such Customer(s) (or, if a Resourcing Notice has been received prior to the end of the Term, only with respect to such raw materials and work-in-process used in the production of Resourced Component Parts) to be converted to finished goods inventory within ten (10) days thereafter. Upon a Trigger Event, such Customer agrees to purchase from Supplier, Agent Bank, any receiver for Supplier, any bankruptcy trustee, or any other party lawfully acting for the benefit of the Agent Bank or Supplier as applicable (the “Inventory Obligation”) all of Supplier’s raw materials and finished goods inventory wherever located, in each case only to the extent they are “useable” and “merchantable” and related to the Resourced Component Parts (collectively, “Customer Inventory”); provided that (1) in the event of a resourcing, such Customer Inventory is related to the resourced Component Parts, (2) in the event a Customer has exercised access, such Customer Inventory is located at the facility where the Customer has exercised access, and (3) Supplier makes such Customer Inventory available for pick-up by such Customer free and clear of all liens, security interests and encumbrances within ten (10) business days following the occurrence of the Trigger Event (or, in the event that the inventory is sold via a UCC Article 9 secured party sale or via a bankruptcy sale, then, as soon as practicable but in no event later than thirty-five (35) days following the occurrence of the Trigger Event).
i.For purposes of this Agreement, the term “useable” with respect to Customer Inventory means Customer Inventory that is not obsolete and that is useable by the applicable Customer (or by the applicable Customer’s alternative supplier) in the production of its Component Parts in the quantities called for in such Customer’s Unsatisfied Releases. “Unsatisfied Releases” means the quantity of Component Parts provided in the releases, fabrication, raw material or similar authorizations issued by Customer and in effect as of the Trigger Event, minus the quantities of Component Parts shipped by Supplier after receipt of such releases and authorizations. The term “merchantable” with respect to Customer Inventory as used herein shall mean Customer Inventory that is “merchantable” as such term is defined in section 2-314 of the Uniform Commercial Code (as enacted in Michigan) and that is otherwise in conformance in all other respects with the applicable Purchase Contracts of the applicable Customer.
ii.The Customer Inventory purchase price shall be: (i) for raw materials (including purchased components) - [REDACTED] of Supplier’s actual and documented cost and delivery of the raw materials and components; and (ii) for finished Component Parts - [REDACTED] of the existing Purchase Contract price in effect in accordance with Section 2.A hereof, which, for the avoidance of doubt, will include the Price Increases. The Customer Inventory purchase price will be paid to the Designated Account no later than the date upon which the Customer Inventory is made available to the applicable Customer for pickup, without setoff, recoupment, counterclaim, or deduction of any kind (except, in each case, as expressly permitted herein).
iii.Supplier warrants that all Customer Inventory that a Customer purchases will be sold to such Customer free and clear of all liens, claims, encumbrances, and security interests. The Lending Group warrants that all Customer Inventory that a Customer purchases will be sold to such Customer free and clear of all liens, claims, encumbrances, and security interests of the Lending Group. Customers, Supplier, and the Lending Group agree that any sale under this Section 2.D. is commercially reasonable in all respects, including method, pricing, time, place, and terms.
iv.To the fullest extent permitted under applicable law, any warranties related to the Customer Inventory that are received by Supplier from its suppliers will be deemed to be conveyed and transferred to the Customer upon such Customer’s purchasing its Customer Inventory.
E.Use of Agent Designated Accounts. During the Term, each Customer’s payments to Supplier under any Purchase Contract and this Agreement shall be made to Agent Bank in the applicable account(s) specified on Exhibit C (collectively, the “Designated Account”).
3.Supplier Obligations.
A.Continue to Manufacture. Supplier will continue to manufacture and deliver Component Parts in accordance with the Purchase Contracts and related releases and production schedules. Supplier will immediately notify a Customer and Agent Bank in writing of any interruption, delay, or threat of any interruption or delay, to its timely manufacture and/or delivery of Component Parts for such Customer upon learning of such interruption, delay or threat.
B.Budget. Subject to the Permitted Variance (as defined below), Supplier will conduct its operations and business and pay only ordinary and necessary expenses of its operations, solely in accordance with the budget attached as Exhibit D (the “Budget”). During the Term, each Customer will provide funding to Supplier on a weekly basis pursuant to the Budget;2 provided, however, that no Customer will be required to fund any amount in excess of the weekly amount allocated to such Customer as reflected on Exhibit D.3 The Budget shall not exceed the total amount set forth on Exhibit D; provided, however, that, without exceeding the total amount of the Budget, Supplier may exceed any Budget line item relating to cash outflows by up to ten percent (10%) of the budgeted amount for such line item (the “Permitted Variance”). During the Term, Supplier will provide the other Parties with (i) weekly actual vs. projected Budget reports, (ii) subject to the Customers’ and Lending Group’s approval, a roll-forward of the Budget on a monthly basis with all material updates highlighted, and (iii) such other and further financial reporting as Customers or Agent Bank may reasonably request. Supplier will make no distributions, dividends or other payments (including, but not limited to, management fees, performance bonuses, management incentive payments, interest, principal, or other related fees), to any of its owners, members, shareholders or other related parties of
2 Customers funding through subordinated debt purchases may elect to fund every two (2) weeks during the Term.
3 Customers’ weekly allocation will not exceed the dollar amounts and percentages, all as reflected on Exhibit D. Specifically, GM’s percentage allocation is [REDACTED], FCA US’s is [REDACTED] and Yanfeng’s is [REDACTED].

Supplier without the prior written consent of each Customer and the Lending Group; provided, however, that the foregoing shall not include ordinary course salaries, wages and benefits paid to Supplier’s employees to the extent included in the Budget. The Customers’ approval of the Budget shall not be construed to operate as a waiver of any rights or remedies provided to the Customers under this Agreement or the Purchase Contracts; and the Lending Group’s approval of the Budget shall not be construed to operate as a waiver of any rights or remedies provided to the Lending Group under this Agreement or the Loan Documents.
C.Sale Process.
i.Supplier shall immediately and diligently commence a sale process for a going-concern asset sale of its business (a “Sale”) to a Qualified Buyer (as defined below) on terms and conditions satisfactory to each Customer and the Lending Group (the “Sale Process”). Each sale transaction is defined as a “Transaction.” Each Customer shall use commercially reasonable efforts to cooperate with Supplier and Agent Bank to support the Sale Process, provided that Customers shall not be required to extend any price increases or other accommodations to any purchaser and further provided that Purchase Orders may not be assigned to any purchaser of the assets or business of Supplier (other than Qualified Buyers) without the prior written consent of the applicable Customer (with such consent subject to the terms of the Purchase Orders). By no later than May 23, 2023, Supplier shall retain an investment banker acceptable to Lending Group and the Customers (the “Investment Banker”). Supplier will cause Investment Banker to provide Customers and Lending Group with regular, written weekly updates regarding the progress of the Sale Process and shall otherwise keep the Customers and Lending Group reasonably informed on all material developments in respect to the Sale Process and provide the Customers and Agent Bank with all proposals, IOIs, LOIs, purchase agreements and other related items as requested by Customers or Lending Group. Supplier further agrees to continue the retention of B. Riley Financial, Inc., or another advisor reasonably acceptable to the Customers and the Lending Group, as financial and operational advisors through Supplier’s satisfaction of the Sale Milestones (defined below). Supplier agrees to conduct the Sale Process in accordance with the following sale milestones (each, a “Sale Milestone”, or collectively, the “Sale Milestones”):
a.Out-of-Court Process. If Supplier, after consultation with its Investment Banker, Lending Group, Customers and potential purchasers, determines that the Sale Process can be completed without a court-supervised process:
(1)By no later than July 24, 2023, Supplier shall deliver to each of the Customers and Agent Bank one or more nonbinding expressions of interest on terms and conditions reasonably satisfactory to the Customers and Lending Group;
(2)By no later than August 21, 2023, all interested buyers shall have completed all due diligence with respect to one or more transactions for the sale of Supplier’s assets or business (the “Transaction(s)”) on terms reasonably acceptable to the Lending Group and each of the Customers, and shall have submitted proposed asset purchase agreement(s) therefor;

(3)By no later than August 28, 2023, subject to being deemed a Qualified Buyer, Supplier and the potential purchaser(s) shall have entered into final asset purchase agreement(s) on terms and conditions satisfactory to each of the Customers and the Lending Group and provided evidence of sufficient financial wherewithal, or shall have obtained binding financing commitments from lenders, in each case sufficient to consummate the Transaction(s), which evidence is satisfactory to the Lending Group and Customers in order to be qualified as a Qualified Buyer;
(4)By no later than September 15, 2023, Supplier and the potential purchaser(s) shall have provided to the Customers and Lending Group: (i) a statement of sources and uses of Transaction(s) proceeds; and (ii) evidence that the potential purchaser’s conditions to closing (other than customary closing deliveries) the Transaction(s), such as business commitments from the Customers, are satisfied or waived.
(5)By no later than October 31, 2023, Supplier shall have closed each Transaction with a Qualified Buyer on terms reasonably acceptable to each of the Customers at those locations and the Lending Group.
b.In-Court Process. If Supplier, after consultation with its Investment Banker, Lending Group, Customers and potential purchasers, decides to complete the Sale Process through a court supervised process:
(1)By no later than July 24, 2023, Supplier shall deliver to each of the Customers and Agent Bank one or more nonbinding expressions of interest on terms and conditions reasonably satisfactory to the Customers and Lending Group;
(2)By no later than August 21, 2023, all interested buyers shall have completed all due diligence with respect to one or more transactions for the sale of Supplier’s assets or business (the “Transaction(s)”) on terms reasonably acceptable to the Lending Group and each of the Customers, and shall have submitted proposed asset purchase agreement(s) therefor;
(3)By no later than August 28, 2023, subject to being deemed a Qualified Buyer, Supplier and the potential purchaser(s) shall have entered into final asset purchase agreement(s) on terms and conditions satisfactory to each of the Customers and the Lending Group (and subject to higher and better bids under the process described below);
(4)By no later than August 31, 2023, Supplier shall have filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code or some other court process (the “Court”);

(5)By no later than September 29, 2023, Supplier shall have obtained an order from the Court approving bidding procedures providing that all bids are due by October 12, 2023, and setting a sale hearing by October 27, 2023;
(6)By no later than October 31, 2023, Supplier shall have closed each Transaction with a Qualified Buyer on terms reasonably acceptable to each of the Customers at those locations and the Lending Group.
In the event Supplier satisfies the first two Sale Milestones under the Out-of-Court or In-Court Sale Process (specifically, Sections 4.C.i.a.(1) and (2) or 4.C.i.b.(1) and (2)), Supplier may request at any time, from Customers and the Lending Group, an extension to any subsequent Sale Milestones except for the October 31, 2023 closing Sale Milestone, which extension will be considered in good faith by Customers and Lending Group in the event Supplier presents reasonably sufficient evidence that such subsequent Sale Milestones will be satisfied on a date that is sufficient to achieve the October 31, 2023 closing Sale Milestone.
ii.For purposes of this Agreement, a “Qualified Buyer” means a buyer that: (a) possesses the financial capabilities, business plan, and management structure to effect the acquisition and subsequent operation of, or otherwise effect a majority investment in, Supplier’s business and operations without interrupting the supply of Component Parts to, and the manufacture or acquisition of Tooling and capital equipment for, Customers; (b) has sufficient working capital, financial stability, and economic resources to meet Customers’ production needs for Component Parts in the future; (c) agrees to assume (to extent there is an asset sale) the Purchase Contracts without modification or with such modifications acceptable to the affected Customers in their discretion; (d) is otherwise acceptable to each Customer, in its reasonable discretion; and (e) has made a purchase commitment sufficient to repay all obligations under the Loan Documents in full or as otherwise agreed with the Agent Bank and Lending Group.
iii.Within the timeline defined by the Sale Milestones, Supplier and Investment Banker will support the Sale Process and Transaction by, among other things: (a) maintaining and making available to Qualified Buyers and their consultants, a data room with financial and legal information about Supplier’s assets and operations; (b) hosting tours of Supplier’s operations and hosting management meetings for Qualified Buyers and their consultants; and (c) using its best efforts to enter into definitive purchase and sale agreements, on commercially reasonable terms and conditions, for the sale to one or more Qualified Buyers.
D.Restructuring Plan. Not later than thirty (30) days following the Effective Date of this Agreement, Supplier shall deliver to each Customer and the Agent Bank an operational improvement and restructuring plan, approved by Supplier’s financial consultants in writing, in form and substance reasonably acceptable to Customers and the Lending Group (the “Restructuring Plan”). The Restructuring Plan shall outline in sufficient detail Supplier’s plan to reach long-term financial and operational viability by no later than the conclusion of the Term and include, without limitation, a description of Supplier’s plan to: (i) restructure the indebtedness and liabilities of Supplier, (ii) obtain financing (if any) and refinance its credit facility under the Loan Documents on or before expiration of the Term, and (iii) meet its ongoing liquidity needs. If acceptable to the Lending Group and the Customers, Supplier shall implement the Restructuring Plan in accordance with the Budget and performance milestones to be mutually agreed upon by the Parties in writing. Approval of the Restructuring Plan and/or the performance milestones contemplated by this Section 3.D. shall not be construed to operate as a waiver of any rights or remedies provided to the Customers under this Agreement or the Purchase Contracts, or to the Lending Group under this Agreement or the Loan Documents.
E.Chief Restructuring Consultant. Within five (5) business days following the Effective Date, Supplier shall appoint a Chief Restructuring Consultant reasonably acceptable to the Lending Group and the Customers, who will remain in place until the Sale Process or Restructuring Plan is completed. Such Chief Restructuring Consultant will have the authority to oversee Supplier’s compliance with this Agreement, the Purchase Contracts, the Loan Documents, and all financing agreements.
F.Bankruptcy. If, after consultation with the Customers and Agent Bank, Supplier determines to complete its Sale Process or Restructuring Plan through a court-supervised process, Supplier shall obtain an order (the “Order”) from the Bankruptcy Court approving this Agreement as a post-petition agreement of Supplier. Such Order shall be subject to the approval of the Customers and shall provide, in part, that to avoid immediate and irreparable to harm to Supplier, this Agreement is authorized under section 363(b) of the Bankruptcy Code and is deemed reaffirmed, ratified, and remade by Supplier as a postpetition agreement, and Supplier is required to perform its obligations hereunder, all of which constitute postpetition obligations of Supplier.
G.Accommodations from Other Customers. Within five (5) business days following the Effective Date, Supplier shall, except to the extent approved by the Customers (which approval shall not be unreasonably withheld provided that changes to the Budget are not required): (i) obtain commitments from Supplier’s seven (7) largest customers (excluding the Customers) providing Supplier economic benefits equal or greater to those arising under this Agreement; and (ii) obtain commitments from the remainder of Supplier’s customers (collectively, the “Other Key Customers”) providing Supplier economic benefits to support Supplier’s business during the Sale Process. Supplier also agrees that it shall not enter into any agreements with any of its other customers (including, without limitation, the Other Key Customers) on terms more favorable to such other customers than the terms contained in this Agreement, without the prior written consent of Customers. The proceeds of the financial and other accommodations provided by each Customer hereunder may not be used: (a) to pay any liabilities associated with or attributable to cancellations of purchase orders of other customers of Supplier, or (b) to fund production of Component Parts for any other customer of Supplier.
H.Tooling Acknowledgment. The Parties acknowledge and agree that, exclusive of Supplier Tooling and Unpaid Tooling (each as defined below), all Tooling that is now being utilized to manufacture the Component Parts by Supplier for each applicable Customer, whether under direct agreements between Supplier and a Customer or agreements between Supplier and third parties (“Customer Tooling”), is subject to the terms of this Agreement and is (i) owned by a Customer (or affiliates of such Customer, or another supplier to such Customer); and (ii) is being held by Supplier and, to the extent that Supplier has transferred the Customer Tooling to third parties, by such third parties, as bailees-at-will.
i.“Tooling” means collectively all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation including engineering specifications and test reports used by Supplier in connection with its manufacture of Component Parts for Customers, together with all appurtenances, accessions, attachments, parts, substitutions, replacements and accessories, and all returnable dunnage (racks, containers, bins, etc.) used or useable by Supplier in connection with its manufacture, assembly and/or transport of the Component Parts for a Customer.
ii.“Unpaid Tooling” means Tooling manufactured for a Customer for which such Customer has not made full payment under the applicable Tooling purchase order with Supplier.
iii.“Supplier Tooling” means Tooling which Supplier asserts is not owned by a Customer or another customer and which is not subject to a purchase order issued by a Customer or another customer.
iv.Within forty (40) days from the Effective Date, Supplier will provide each Customer and the Agent Bank with a list of all Supplier Tooling and Unpaid Tooling relating to the Component Parts for such Customer (which shall be binding upon Supplier) (“Tooling List”). If, and to the extent that, Supplier does not include any item of Tooling on the Tooling List or fails to provide the Tooling List, then all Tooling that prior to the Effective Date or as is as of the Effective Date being utilized to manufacture the Component Parts by Supplier for such Customer not listed shall be deemed Customer Tooling.
v.Each Customer and the Agent Bank reserve the right to notify Supplier of a dispute regarding the Tooling List for up to sixty (60) days following receipt of such list. To the extent a Customer or the Agent Bank does not timely assert a dispute with respect to an item on such list, such Customer and the Agent Bank shall be deemed to agree with Supplier’s designation of such item. If a dispute regarding the listing of any Tooling as Supplier Tooling or Unpaid Tooling cannot be resolved by Supplier, the Agent Bank and the applicable Customer within thirty (30) days of the date the dispute arises, the matter shall be jointly submitted to a third-party mediator to be selected by Supplier, the Agent Bank and the applicable Customer for expedited resolution, with costs to be shared equally by Supplier on the one hand, and, on the other hand, each of the applicable Customer(s) asserting a dispute in accordance with this Section.
vi.Upon payment of the applicable purchase order price for any item of Unpaid Tooling (a portion of which purchase order price may be satisfied by Tooling Setoffs taken in accordance with this Agreement), such item will thereafter be included in the definition of Customer Tooling under this Agreement. Supplier agrees to assign to the applicable Customer or its designee any agreements with its tiered suppliers relating to Unpaid Tooling at such Customer’s request. Other than as provided herein, nothing in this Agreement modifies obligations of Customers to Supplier on account of Unpaid Tooling.
vii.Neither Supplier nor, to Supplier's knowledge, any other person or entity other than Customers (or their affiliates) will have any right, title or interest in Tooling determined to be Customer Tooling other than Supplier’s rights, subject to the applicable Customer’s discretion, to utilize the Customer Tooling in the manufacture, transport, and delivery of the Component Parts. Subject to the terms contained in this Agreement, Customers and their affiliates have the right to take immediate possession of Customer Tooling at any time without payment of any kind to Supplier, should a Customer elect to exercise such right, and Supplier hereby agrees to cooperate with such exercising Customer in its taking possession of its Customer Tooling including by preparing such Customer Tooling for pick up by the exercising Customer at Supplier’s dock. Any failure to provide a Customer such access to Customer Tooling or any Disputed Tooling in accordance with this Agreement will result in irreparable harm to the Customer and money damages would be an inadequate remedy. In the event of such failure, the exercising Customer shall be entitled to equitable relief (including injunctive relief) to require Supplier to release such Customer Tooling to such Customer without any requirement to prove irreparable injury or post bond as a condition to the foregoing relief.
viii.If there is a dispute over whether any Tooling is Customer Tooling, Unpaid Tooling, or Supplier Tooling, the Tooling subject to the dispute (the “Disputed Tooling”) will be treated as Customer Tooling subject to the liens of the Agent Bank until the applicable Parties resolve the dispute. Customers will only have the right to take possession of Disputed Tooling pending resolution of the dispute if the applicable Customer places in escrow with an independent third party an amount equal to: (a) for any alleged Supplier Tooling, Supplier’s net book value for such item determined in accordance with generally acceptable accounting principles, but not less than twenty percent (20%) of the original purchase price, or (b) the amount claimed by Supplier as remaining unpaid in connection with the alleged Unpaid Tooling, as the case may be. In such instance, Supplier will cooperate fully with such Customer in such Customer’s taking possession of Disputed Tooling, subject to the liens of the Agent Bank.
ix.Customers shall have the right, at their sole election, to make payments directly to any third-party vendors that have not been paid in full related to Unpaid Tooling or Customer Tooling, and to exercise a corresponding Tooling Setoff pursuant to this Agreement.
x.Supplier grants to Customers permission to record on Supplier’s behalf any notice financing statements with respect to such Customer’s Customer Tooling, as the Customer determines are reasonably necessary to reflect its interest in the Customer Tooling. Supplier also authorizes each Customer to affix any plate, stamp or other evidence the Customer’s ownership upon each item of its Customer Tooling.
xi.The acknowledgements, rights and obligations contained in this Section 3.H. are (i) in addition to and in no way a limitation of the rights of the Customers under the Purchase Contracts or any other agreement between Supplier and a Customer currently in effect, and (ii) will continue in effect after the expiration or termination of this Agreement.
I.IP License. Supplier hereby grants each Customer and its assignees and designees (i) a world-wide, perpetual, non-exclusive, irrevocable, sub-licensable, fully paid, royalty-free license to the Intellectual Property (as defined below) owned by Supplier which is useful or necessary in the manufacture of its Component Parts, including all of Supplier’s processes, methods, documents, and software related to such Intellectual Property or otherwise used in the production of its Component Parts; and (ii) a sublicense to the Intellectual Property licensed to Supplier and useful or necessary for the manufacture of its Component Parts (subject to the terms of any applicable existing licenses and to any licensor’s consent to assignment of such license, if applicable); all of (i) and (ii) which shall extend to the right to make, have made, use, have used, modify, improve, reproduce, prepare derivative works of, distribute, display, offer to sell, sell, import and do all other things and exercise all other rights in the licensed or sublicensed Intellectual Property that is helpful or necessary to manufacture, assemble or transport its Component Parts and any future derivatives thereof (the “License”). Among other things, the License shall apply and extend without limitation to Component Parts supplied or to be supplied under the Purchase Contracts (including in the production of new vehicles by Customers and service obligations for past-model and used Customer vehicles) and to any (A) new model year changes with respect to the Component Parts, (B) mid-cycle enhancements with respect to the Component Parts or (C) refreshes with respect to the Component Parts incorporating the Intellectual Property. Nothing in this License is intended to limit any rights granted to Customers under the Purchase Contracts, including rights concerning licensing and other Intellectual Property, but is intended to expand those rights. Moreover, nothing in this License may be construed as an admission by any Customer of the validity of a Supplier’s claimed rights to Intellectual Property, including an admission that a license is required by a Customer to make, have made, sell, offer for sale and/or import the Component Parts. Customers will, and will cause their sublicenses to, treat and preserve the Intellectual Property in accordance with the same practices employed by them to safeguard their own intellectual property against unauthorized use and disclosure. The License will be granted and irrevocable as of the Effective Date but will only be exercisable by a Customer upon the occurrence of a Trigger Event. Supplier acknowledges that Customer is entitled to the full protection of the License under 11 U.S.C. § 365(n).
i.The term “Intellectual Property” means (A) all registered and applied for intellectual property, whether currently existing or arising in the future, owned by Supplier (including, without limitation, all patents, patent applications, trademark registrations, trademark applications, copyright registrations, and copyright applications), (B) all agreements for intellectual property licensed to Supplier, and (C) everything defined as “intellectual property” under 11 U.S.C. 101, as amended from time to time, and any other intellectual property (whether or not the intellectual property is identified, including, without limitation, unregistered copyrights, inventions, discoveries, trade secrets and designs, and regardless of whether those items are registerable or patentable now or in the future, and all related documents and software), and (d) all processes, methods, documents, and software related to any of the foregoing.
J.Equipment and Tooling Option. As an expansion of and in no way a limitation of the rights of each Customer under its Purchase Contracts, Supplier grants to each Customer an irrevocable and exclusive option (the “Equipment Option”) to purchase (i) any or all machinery and equipment and/or (ii) any returnable containers or dunnage (along with any related accessions, attachments, parts, accessories, substitutions, replacements, documents, software, and appurtenances, as applicable) used solely in the production of such Customer’s Component Parts (collectively, “Dedicated Equipment”) to the extent such items are not Customer Tooling. In addition to the Equipment Option, Supplier will grant each Customer an irrevocable and exclusive option (the “Tooling Option”) to purchase any Supplier Tooling (defined below) and any rights to Supplier Tooling used solely in the production of such Customer’s Component Parts. The Equipment Option and the Tooling Option may be referred to herein individually as an “Option” and collectively as the “Options.” The Options shall also extend to Supplier Tooling and machinery and equipment that is used in the production of Component Parts for one Customer and also for other Customers, provided that all affected Customers consent. Each Option is exercisable by the Customers in their sole discretion following the occurrence of a Trigger Event. Agent Bank hereby consents to the grant of the Equipment Option and the Tooling Option.
i.The Options may be exercised by a Customer within forty-five (45) days following the occurrence of a Trigger Event.
ii.The Option purchase price for Dedicated Equipment, other machinery and equipment that is not Dedicated Equipment and Supplier Tooling shall be the orderly liquidation value thereof as stated in Agent Bank’s appraisal dated August

18, 2022 (or if such item is not listed on such appraisal, Supplier’s net book value for such item determined in accordance with generally acceptable accounting principles, but not less than twenty percent (20%) of the original purchase price). The purchase price under each Option will be paid “on delivery” by the applicable Customer to the Designated Account and, in consideration of payment of the purchase price by such Customer, the Agent Bank will release the respective liens of the Lending Group in such Tooling and/or Dedicated Equipment subject to the Options that may be consummated by a Customer.
iii.Supplier warrants that all Dedicated Equipment and Supplier Tooling that a Customer purchases using the Options (collectively, the “Purchased Assets”) will be sold to such Customer free and clear of all liens, claims, encumbrances, and security interests. The Lending Group warrants that all Purchased Assets will be sold to such Customer free and clear of all liens, claims, encumbrances, and security interests of the Lending Group. Customers, Supplier, and the Lending Group agree that any sale under this Section 3.I. is commercially reasonable in all respects, including method, pricing, time, place, and terms.
iv.If a Customer exercises any Option, Supplier will grant such Customer and its assignee(s) or designee(s) (for no additional consideration) a royalty-free, irrevocable, and fully transferrable world-wide license or sublicense (as applicable and to the extent Supplier has a right to convey such license and/or sublicense, and provided that such Customer pays any applicable third-party royalty or licensing fees) to use: (A) all Intellectual Property that is necessary to use the Dedicated Equipment and/or Supplier Tooling, as applicable, for the purpose of producing its Component Parts, and any documents or software related to such Intellectual Property; and (B) Supplier’s processes and methods used in the production of such Customer’s Component Parts (the “Dedicated Equipment License”). This Section 3.J.iv is intended to expand, and does not limit any of, such Customer’s rights under its Purchase Contracts.
v.A Customer may exercise each Option by (a) providing written notice to Supplier, the Agent Bank, and the other Customers pursuant to the terms of this Agreement, and (b) payment of the purchase prices identified in Section 3.J.ii above to the Designated Account without Setoffs within ten (10) business days of exercising the Option. The Customer exercising an Option is entitled to take possession of and remove all Purchased Assets from Supplier’s facility(ies) immediately upon payment therefor.
vi.On a Customer’s exercise of the Option(s), such Customer shall have the right to use the Dedicated Equipment License and to take possession of the Purchased Assets and any embodiments of the Dedicated Equipment License at any time, without notice, court order, commencement of court proceedings, or payment of any kind to Supplier or the Lending Group. At such Customer’s request, Supplier shall cooperate fully with such Customer in the Customer’s taking possession of the Purchased Assets, including, without limitation: (i) providing such Customer or its designee(s) with access to Supplier’s manufacturing operations to inspect current production processes; (ii) providing such Customer or its designee(s) with access to Supplier’s facilities to inspect, prepare to transport, and remove Purchased Assets, including access to Supplier’s books and records relating to Purchased Assets; (iii) assisting such Customer or its designee(s), at such Customer’s cost, in preparing, loading, and removing the Purchased Assets from Supplier’s facilities, including allowing such Customer to utilize Supplier’s employees, machinery, and equipment as reasonably necessary to remove the Purchased Assets; and (iv) executing documents that such Customer reasonably requests to memorialize and implement this Section.
K.Inventory Bank.
i.Supplier shall manufacture, ship and deliver an inventory bank of Component Parts to the extent requested by each Customer in such Customer’s sole discretion, including without limitation a bank past-model service Component Parts (the “Inventory Bank”) in accordance with a schedule and in quantities acceptable to the applicable Customer, subject to material availability and reasonable capacity constraints. The Customer will pay for the Inventory Bank at the applicable Purchase Contract price and in accordance with the terms of the applicable Purchase Contract, both as adjusted by this Agreement.
ii.Each Customer shall reimburse Supplier for its verifiable, incremental, out-of-pocket costs reasonably incurred by Supplier in connection Supplier’s manufacture of the Inventory Bank for such Customer including, without limitation, overtime pay and all special packaging and handling costs (e.g., disposable dunnage, wrapping, coating, etc.) (the “Incremental Bank Costs”). All Incremental Bank Costs must be approved by such Customer in advance and in writing.
iii.Supplier will ship the Inventory Bank Component Parts as produced and as directed by the applicable Customer and in accordance with the terms of the applicable Purchase Contracts.
L.Cooperation with Resourcing.
i.Resourcing Preparation. At a Customer’s request, Supplier will provide such Customer with all information for the Customer to prepare to resource production under one or more of the Purchase Contracts to one or more alternative suppliers, including copies of tool line-ups, tool processing sheets, routings, bills of materials (including vendor contact information), PPAP packages, tool and engineering drawings, CAD data/drawings, vehicle-integration algorithms, lists of returnable containers, and all other general validation and test data.
ii.Resourcing Cooperation. If an Event of Default occurs, and a Customer elects to terminate the Term and resource some or all of its business from Supplier in accordance with and as may be permitted by the terms of this Agreement and the Purchase Contracts (as the same may be modified by this Agreement), Supplier will fully cooperate in such Customer’s immediate resourcing of production of any one or more Component Parts to alternative suppliers, including without limitation by providing such Customer and its agents, representatives, designees, consultants, officers, employees and successor suppliers with: (a) immediate access to Supplier’s facilities to inspect current production processes (but only those portions relating to such Customer’s production) and allowing such Customer, at its sole expense, to utilize Supplier’s employees, machinery, and equipment as is necessary to complete the resourcing; (b) access to Supplier’s facilities to inspect, prepare to transport, and remove such Customer’s Tooling, including access to Supplier’s books and records relating to the Tooling; (c) assistance (at Supplier’s cost) in preparing, loading, and removing the Customer’s Tooling from Supplier’s facilities; and (d) access to Supplier’s employees, operations, books and records (including, but not limited to, tool prints, tool and engineering drawings, processing sheets, PPAP packages, bills of materials (including vendor contact information), and tool line-ups, CAD data/

drawings, vehicle-integration algorithms, lists of returnable containers, and all other general validation and test data), and any other documents in Supplier’s possession or under its control that may be necessary or helpful for the Customer to resource production of any Component Parts.
M.Lending Group Loan.
i.Supplier acknowledges that nothing contained herein alters any of the terms of the Loan Documents including, but not limited to, the amount of the Revolving Commitment (as defined in the Loan Documents) or the voting rights of the members of the Lending Group thereunder.
ii.Supplier acknowledges that the Creditor Collateral (as defined in the Intercreditor Agreement dated October 4, 2022 between Agent Bank, the Creditor and Supplier) remains subject to the security interests of the Agent Bank and Creditor and the proceeds of the Creditor Collateral are not considered cash collateral of Supplier’s accounts receivable or proceeds thereof and are not available for use by the Supplier in the conduct of its business but will be solely applied to reduce the Creditor’s loan and the loans owed to the Lending Group in accordance with the terms of the Intercreditor Agreement.
iii.Customers and Supplier agree that Supplier shall remit to the Agent Bank for application on the outstanding term loans under the Loan Documents principal reduction according to the Budget or occurring due to the application of unusual or extraordinary items as set forth in Credit Agreement and other Loan Documents.
4.Events of Default. The occurrence of any one or more of the following will be an “Event of Default” under this Agreement, unless either: (i) a waiver or deferral is agreed to in writing by the affected Customer(s); or (ii) such Event of Default is cured by Supplier within five (5) days of written notice being provided by a Customer, with a copy to the Agent Bank; provided, however, if any Event of Default results in a substantial likelihood, in a Customer’s reasonable discretion, that such Customer’s production will be materially interrupted at one or more of its assembly facilities worldwide, any such Event of Default will be deemed to immediately occur upon the date identified in a written notice from the affected Customer and will not be subject to a cure period:
A.Supplier repudiates or materially breaches its obligations, or refuses to materially perform, its obligations with respect to any Customer or Customers under this Agreement (in which case the Event of Default applies only to such Customer or Customers);
B.Supplier repudiates or materially breaches its obligations, or refuses to materially perform its obligations under the Purchase Contracts (as modified by this Agreement), the consequence of which is a substantial likelihood that a Customer’s production will be materially interrupted (in which case, if such repudiation or breach results in a substantial likelihood that only that Customer’s production will be materially interrupted, the Event of Default applies only to that Customer);
C.Supplier experiences a material adverse change, the consequence of which is a substantial likelihood that any Customer’s production will be materially interrupted (in which case, if such material adverse change results in a substantial likelihood that only that Customer’s production will be materially interrupted, the Event of Default applies only to that Customer);

D.Any secured or lien creditor (including, but not limited to, Agent Bank on behalf of itself and Lending Group) commences a repossession or foreclosure action against a material portion of the operating assets of Supplier, the consequence of which is a substantial likelihood that a Customer’s production will be materially interrupted (in which case the Event of Default applies only to that Customer);
E.Supplier commences or has commenced against it a case under chapter 7 of the Bankruptcy Code;
F.Supplier breaches the Restructuring Plan; and/or
G.Supplier breaches any of the Sale Milestones.
5.Agent Bank and Lending Group Accommodations.
A.Forbearance. Simultaneously with entering into this Agreement, Agent Bank agrees on behalf of itself and Lending Group to forbear from exercising its rights against Supplier or the collateral as and to the extent set forth in the Forbearance Agreement dated May 22, 2023, among Agent Bank, Lending Group and Supplier (the “Forbearance Agreement”), pursuant to which Agent Bank agrees on behalf of itself and Lending Group, provided no Forbearance Termination Event (as such term shall be defined in the Forbearance Agreement) occurs, to forbear from exercising its rights and remedies against Supplier through the conclusion of the Term. In the event Lending Group decides to (i) cease to forbear or (ii) exercise its rights against Supplier or its assets, Agent Bank shall give contemporaneous written notice of any such action to Supplier and Customers. A copy of the Forbearance Agreement is attached as Exhibit E.
B.Continued Advances. In consideration of the Customer Accommodations, during the Term, absent the occurrence of a Forbearance Termination Event under the Forbearance Agreement, Agent Bank on behalf of itself and Lending Group will continue to advance to Supplier from the Junior Tranche as defined in the Forbearance Agreement in accordance with the terms and conditions of the Loan Documents (including, for the avoidance of doubt, the Participation Agreement (as defined below)) and hereof on all Customer accounts receivable and inventory located in the United States and Canada at the following advance rates: ninety-two percent (92%) on all accounts receivable and eighty-five percent (85%) on finished goods inventory and seventy-five percent (75%) on raw material inventory. For the purpose of distinguishing the inventory value attributable to any Customer to which the higher advance rate(s) apply, the Supplier shall apply such Customer’s prior month’s sales as a percentage of Supplier’s total sales for such month. Except with respect to the Customers’ subordinated debt purchases during the Term, pursuant to the Participation Agreement and Agent Bank and Lending Group’s amendment to the Revolving Credit Aggregate Commitment (as defined in the Loan Documents), nothing herein shall be construed as an agreement by the Agent Bank and Lending Group to increase the amount of the Revolving Credit Aggregate Commitment under the Loan Documents. Agent Bank and the Lending Group will not reduce the advance rates set forth herein or impose any additional reserves or caps that would reduce Supplier’s borrowing availability as it relates to the Customers’ accounts receivable and inventory under the Loan Documents. For avoidance of doubt, the calculation of the amount by Customers, Agent Bank and Supplier of any advances funded by Customer and attributable to the Junior Tranche shall be binding and conclusive absent manifest error. For clarity and without limitation, the Material Setoffs shall be reserved against and reduce the borrowing base under the Loan Documents. In addition, Agent Bank reserves the right to determine the application of the proceeds of all unusual or extraordinary items as in accordance with the terms of the Credit Agreement and other Loan Documents. In the event the borrowing base includes tooling receivables, Agent

Bank may also reserve Tooling Setoffs against the borrowing base under the Loan Documents. Supplier expressly agrees to an amendment to the Revolving Credit Aggregate Commitment in order to permit the Customers’ subordinated debt purchases to occur pursuant to the Participation Agreement and Supplier will execute such necessary documents requested by Agent Bank in connection therewith.
C.Customer Participation. Simultaneously with the execution of this Agreement, GM, FCA US and Agent Bank and the Lending Group shall execute a Subordinated Participation Agreement (“Participation Agreement”). During the Term, GM and FCA shall provide funding to Supplier, consistent with the Budget, through purchases of subordinated, last-out, non-voting participation interests in the Loan, in the aggregate weekly amount not to exceed the amount and percentages set forth on the Budget (as consistent with footnote 3 above), all in accordance with this Agreement and the Participation Agreement. The respective payments of (i) [REDACTED] by each of GM and FCA US to Supplier during the week on April 2, 2023 and (ii) [REDACTED] by each of GM and FCA US to Supplier during the week on April 17, 2023 will be included as participations under the Participation Agreement.
D.Acknowledgements. The Lending Group expressly consents to the Tooling Acknowledgment, Option and the License granted by Supplier to Customers under this Agreement and the corresponding purchase price and terms of each of the foregoing as set forth in this Agreement, in each case free and clear of all liens, claims, encumbrances, and security interests of the Lending Group upon, to the extent due and payable, receipt of payment to the Designated Account. In addition, concurrently with execution of this Agreement, Agent Bank shall execute the acknowledgment to the Access Agreement.
E.Consent to Sale. Agent Bank will consent to the sale to a Qualified Buyer with respect to each Transaction that closes in accordance with the terms of a letter of intent that has been consented to in writing by Lending Group per the Sale Milestone provisions set forth above (or that closes with another Qualified Buyer at net economic cash-benefit to the Lending Group not less than that set forth in such letter of intent and on terms and conditions otherwise satisfactory to the Lending Group) and release its liens on the assets sold in each such Transaction when all proceeds of each such Transaction (net of ordinary and customary closing costs consented to by Agent Bank in its reasonable discretion) have been delivered to Agent Bank for application to Supplier’s obligations to the Lending Group that are secured by such assets.
6.Access and Security Agreement. Concurrently with execution of this Agreement, the Customers and Supplier shall execute an Access and Security Agreement in the form attached as Exhibit F (the “Access Agreement”). Supplier shall use it best efforts to obtain the consent of any landlords of real property in which Component Parts are produced or assembled within five (5) days of execution of the Access Agreement by Supplier. Upon the sale of any plant to a Qualified Buyer the right of access shall automatically terminate with respect to that plant.
7.Continuing Effect of Purchase Contracts. Except as specifically provided in this Agreement, this Agreement is not intended to modify the terms and conditions of the Purchase Contracts, including but not limited to the Customers’ general terms and conditions of purchase, all of which remain in full force and effect. Except as specifically provided in this Agreement, this Agreement does not and will not modify nor affect the rights, obligations or guarantees contained in the Purchase Contracts or any other existing agreements between a Customer and Supplier. To the extent of any conflict between this Agreement and any Purchase Contract or other agreement between a Customer and Supplier, this Agreement shall govern.

8.Confidentiality. The Parties each agree to keep and maintain the existence and terms of this Agreement strictly confidential, and the Parties shall not disclose the existence or terms thereof to any person or entity who is not a party without the prior written consent of the other Parties, except to the extent that such agreements or terms (a) are already known by, become available to, or are in the possession of the third party recipient at the time of disclosure, provided the source of such information was not known by such recipient to be bound by a legal or contractual obligation of ·confidentiality, (b) are or become publicly available (other than through a breach of this Section 8), (c) are in good faith determined by the disclosing Party to be necessary or appropriate to disclose in connection with a legal, regulatory, or administrative case or proceeding (including, without limitation, such an action to enforce the terms and provisions of this Agreement), (d) are in good faith determined by the disclosing Party required to be disclosed by law, court order, subpoena, or other judicial, governmental or regulatory process or request, or (e) are in good faith determined by the disclosing party required to comply with requests of bank regulators, examiners, auditors and other similar oversight and compliance entities. The confidentiality restrictions imposed on the Parties by this Section 8 will be deemed to have expired on the date that is one (1) year following the end of the Term. Notwithstanding the foregoing, in the event and to the extent that Supplier is required by law to include this Agreement or any excerpts from it in any public filing, including without limitation filings with the U.S. Securities and Exchange Commission, Supplier will work in good faith with Agent Bank and the Customers to make appropriate redactions to the Agreement or such excerpts prior to such filing.
9.Reservation of Rights; Cumulative Remedies. Except as expressly set forth in this Agreement, each Party reserves and does not waive any claims, rights, remedies, and/or defenses that it may have under the Purchase Contracts, any other agreements between or among the Parties, or applicable law, and each Party expressly reserves all claims, rights, remedies, and/or defenses it has under this Agreement, the Purchase Contracts, any other agreements between or among the Parties, and applicable law. For the avoidance of doubt, the limitations of Setoff under Section 2.B are only a temporary suspension of Setoffs and each Customer expressly reserves and does not waive any other rights, claims and interests it may have against Supplier, including, without limitation, Setoffs. Further, any and all rights are reserved in respect of any commercial claims asserted by a Customer against Supplier prior to the execution of this Agreement arising from or related to the inability and/or failure on the part of Supplier to timely deliver Component Parts to such Customer in accordance with the Purchase contracts (collectively, the “Asserted Commercial Claims”) and Supplier reserves all defenses related thereto. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by any other agreement or applicable law.
10.Notice. Any notice or other instrument to be given hereunder must be in writing and, except as otherwise provided in this Agreement, will be deemed to be duly given (a) if mailed, three (3) days following the date of mailing, (b) if sent by facsimile or hand delivery, at the time of service on the day on which it was so delivered or (c) if sent by electronic mail to the addresses below with a PDF attachment, at the time of sending the electronic mail. Until changed by notice in the manner described above, the addresses of the Parties for the purpose of notice will be:
If to Supplier:    Unique Fabricating, Inc.
    800 Standard Parkway, Auburn Hills, MI, 48326
    Attn:  Doug Cain, President and CEO
    Email: DCain@uniquefab.com

with a copy to:    Young Conaway Stargatt & Taylor, LLP
Rodney Square
1000 North King Street
Wilmington, Delaware 19801
Attn: Joseph Barry
Email: jbarry@ycst.com
If to FCA US:    FCA US LLC
1000 Chrysler Drive
Auburn Hills, MI 48326
Attention: Lisa Clark, Vice President, SRM
Email: lisa.clark@stellantis.com

with a copy to:    Dickinson Wright PLLC
424 Church St., Suite 800
Nashville, TN 37219
Attn: Kim Stagg
Email: kstagg@dickinsonwright.com

If to Yanfeng:    Yanfeng Automotive Interior Systems
1600 S. Washington Avenue
Holland, MI 49423
Attn: James G. Bos, Vice President – Global Procurement
Email: james.g.bos@yanfeng.com

with a copy to:     Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, MI 48226
Attn: James A. Plemmons
Email: jplemmons@dickinsonwright.com

If to GM:    General Motors LLC
    Cole Engineering Center
    29755 Louis Chevrolet Road
Warren, MI 48090-9020
M/C 480-210-8S
Attention: Mark W. Fischer
Email: mark.w.fischer@gm.com

with a copy to:    General Motors LLC
300 Renaissance Center, MC482-C23-A68
Detroit, MI 48265
Attention: Aaron Silver, GPSC Legal Counsel
E-Mail: aaron.silver@gm.com

and

Honigman LLP
660 Woodward Avenue
2290 First National Building
Detroit, MI 48226-3506
Attention: E. Todd Sable

E-Mail: tsable@honigman.com

If to Agent Bank:    Citizens Bank, N.A.
28 State Street, Mail Stop 2405
Boston, MA 02109
Attention: Michael Flynn, Senior Vice President
E-Mail: Michael.Flynn@citizensbank.com

with a copy to    Barris, Sott, Denn & Driker, P.L.L.C.
333 West Fort Street, Suite 1200
Detroit, MI 48226
Attention: C. David Bargamian
E-Mail: dbargamian@bsdd.com
11.General Terms.
A.Entire Agreement. This Agreement, together with the other documents referenced herein or executed in connection herewith constitutes the entire understanding of the Parties in connection with the subject matter hereof and supersedes any prior understandings or agreements concerning the subject matter hereof. This Agreement may not be modified, altered or amended except by an agreement in writing signed by all of the Parties. This Agreement has been mutually drafted by counsel and has been reviewed by the Parties’ counsel. Therefore, any ambiguity in this Agreement will not be construed against any particular Party as the drafter.
B.Modifications. Other customers of Supplier may execute joinders to this Agreement without the consent of Customers provided that no modifications to the Agreement are made in connection with any such joinders. Any revisions or modifications to this Agreement require the prior written consent of Customers.
C.Consents. To the extent that any Party’s consent is required in this Agreement, such consent shall not be unreasonably withheld, conditioned, or delayed; provided however, nothing contained in this Agreement shall require the Lending Group to accept any discount on the obligations owed by the Supplier under the Loan Documents. Any agreement of the Lenders to accept anything less than the full amount of the obligations owing to them by the Supplier shall be made in their sole and absolute discretion.
D.Injunctive Relief. In the event Supplier fails to perform any of its respective obligations as set forth in this Agreement or Supplier takes or threatens any action that would constitute an Event of Default, Supplier acknowledges that the affected Party will suffer irreparable harm, will not have an adequate remedy at law, and may file for preliminary injunctive relief for a court to order specific performance of Supplier’s obligations, and the affected Party shall be entitled to injunctive relief or other equitable relief and/or a decree for specific performance without the posting of any bond or other security, in addition to any remedies it may have for damages or otherwise. Accordingly, provided that Supplier receives at least twenty-four (24) hours actual notice of any request for hearing in connection with such proceedings, Supplier waives, to the fullest extent possible under applicable law, the right to notice in excess hereof and the right to require the posting of any bond or other security by the affected Party in connection with any judicial proceedings instituted by the affected Party to enforce its rights hereunder or the granting of any injunctive relief or other equitable relief and/or decree of specific performance against Supplier. Supplier shall not object to such request for preliminary relief on the grounds that there is no irreparable harm or that the affected Party has an adequate remedy at law.

E.Survival. This Agreement shall terminate and be of no further force and effect on such date that either (i) the Parties have agreed in writing to terminate this Agreement, or (ii) the Term has ended; provided, however, that notwithstanding any such termination, Sections 3.H, 3.I, 3.J, 3.K.(ii) and (iii), 3.L, 6, 7, 8, 9, 10, 11, 12, and 13 of this Agreement shall be deemed to survive the termination or expiration of this Agreement; and Sections 2.A, 2.B., 2.D and 2.E of this Agreement further shall be deemed to survive the termination or expiration solely with respect to each Customer’s express commitment to pay certain amounts after the Term to the Designated Account all to the extent expressly provided in Sections 2.A, 2.B., 2.D and 2.E.
F.Authority. The individuals executing this Agreement warrant that they have the power and authority to execute this Agreement on behalf of the Party they represent and that their signatures bind their respective Parties to the terms of this Agreement.
G.Assignment. Supplier may not assign or transfer, directly or indirectly, any of its rights under this Agreement without the prior written consent of Customers; provided, that, the Customers acknowledge and agree that Supplier’s rights under this Agreement have been collaterally assigned to the Agent Bank. Any purported unpermitted assignment in violation of this section will be null and void. Without limiting its collateral assignment by Supplier to the Agent Bank, this Agreement is not intended for the benefit of any third party including, without limitation, any purchasers of any Supplier’s assets or other customers of Supplier (other than affiliates and subsidiaries of Customers).
H.Waiver. No delay or failure of Agent Bank, Lending Group, Supplier or any Customer to exercise any right, power or privilege hereunder will affect such right, power or privilege, nor will any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege.
I.Headings. The headings in this Agreement are inserted for convenience .and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement.
J.Interpretation. Any agreement, instrument, statute, law, regulation or rule defined or referred to herein shall be deemed to mean such agreement, instrument, statute, law, regulation or rule as from time to time amended, modified or supplemented, and includes, in the case of agreements and instruments, references to all attachments thereto and instruments incorporated therein. References to “Sections,” “Exhibits,” and “Schedules” are to sections, exhibits, and schedules herein and attached hereto unless otherwise indicated. “Hereof,” “herein” and “hereunder” refer to this Agreement as a whole. “Including” is not limiting and should be followed by the word “without limitation” and “Or” is not necessarily exclusive. Any agreements, covenants, promises, or obligations appearing in the Recitals at the beginning of this Agreement are included in the body of this Agreement as if fully stated herein.
K.Severability. Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement will not be affected thereby.
L.No Impairment. Supplier agrees that it will not enter into any other arrangements or agreements that would in any way materially impair the rights of Customers under this Agreement.
M.No Agency. Supplier is not, and nothing in this Agreement will be interpreted to constitute Supplier as, the agent of any Customer for any purpose.

N.Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts will be deemed to be an original and taken together will constitute one and the same instrument. The Parties agree that their respective signatures may be delivered by facsimile or other electronic mail and that facsimile or PDF signatures will be treated as originals for all purposes.
O.Governing Law. This Agreement is made in the State of Michigan and will be governed by, and construed and enforced in accordance with, the laws of the State of Michigan without regard to conflicts of law principles.
P.Venue. The Parties agree, and Supplier irrevocably consents that, the United States District Court for the Eastern District of Michigan, Southern Division, and the Oakland County Circuit Court in the State of Michigan, United States of America, have personal jurisdiction over the Parties and that the exclusive jurisdiction and venue for any dispute arising from or under this Agreement shall be in the United States District Court for the Eastern District of Michigan, Southern Division, or the Oakland County Circuit Court in the State of Michigan, United States of America, and Supplier waives any right to assert; at any time in any proceeding judicial or otherwise relating to this Agreement that jurisdiction and venue are not proper in those courts.
12.CONSULTATION WITH COUNSEL. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE BEFORE EXECUTING THIS AGREEMENT AND ARE DOING SO WITHOUT DURESS, INTIMIDATION, OR COERCION AND WITHOUT RELIANCE UPON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES OR COMMITMENTS SET FORTH IN THIS AGREEMENT.
13.JURY TRIAL WAIVER. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH KNOWINGLY, VOLUNTARILY, AND WITHOUT DURESS, INTIMIDATION, OR COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES EXECUTED IN CONNECTION WITH THIS AGREEMENT. NO PARTY WILL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS JURY TRIAL WAIVER UNLESS THE RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHICH THE RELINQUISHMENT WILL BE CHARGED.
[signature page follows]

EXHIBITS
Exhibit A: Price Increases
Exhibit B: Resourced Parts
Exhibit C: Designated Accounts
Exhibit D: Budget
Exhibit E: Forbearance Agreement
Exhibit F: Access Agreement

    IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the Effective Date.
Unique Fabricating, Inc., Unique-Intasco Canada, Inc.,
Unique Fabricating NA, Inc., Unique-Chardan, Inc.,
Unique Molded Foam Technologies, Inc.,
Unique PreScotech, Inc., Unique Fabricating Realty, LLC,
Unique Fabricating South, Inc., and
Unique Fabricating de México, S.A. de C.V.

By: /s/ Byrd Douglas Cain III
Name: Byrd Douglas Cain III
Title: President and Chief Executive Officer

FCA US LLC,
On behalf of itself and the final vehicle assembly entities FCA Mexico, S.A. de CV and FCA Canada Inc.

By:	/s/ Lisa Clark
Name:	Lisa Clark
Title:	Vice President, Supplier Risk Management

General Motors LLC

By:	/s/ Mark W. Fischer
Name:	Mark W. Fischer
Title:	Director, Supply Risk Management

Yanfeng Automotive Interior Systems Co.

By:	/s/ James G. Bos
Name:	James G. Bos
Title:	Vice President, Global Procurement

Citizens Bank, National Association

By:	/s/ Michael Flynn
Name:	Michael Flynn
Title:	Senior Vice President

Exhibit A
Price Increases
•GM: $0.00
•FCA: $0.00
•Yanfeng: $0.00. Yanfeng will not increase its prices but rather fund the following amounts through surcharges for the following weeks as per the schedule below.

Yanfeng Funding Schedule
Funding Dates (Week Ending; 2023)
In $'s	5/28	6/4	6/11	6/25	7/2	7/9	7/16	8/6	9/3	10/2	10/30	Total	Funding %
Yanfeng	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]

Exhibit B
Resourced Parts

Yanfeng parts resourced prior to Effective Date per Termination Notice dated March 31, 2023:

[REDACTED]

Additional Yanfeng Parts to be resourced:

[REDACTED]

Additional Yanfeng parts to be resourced (resourcing requested by UFAB):

[REDACTED]

Exhibit C
Designated Account

[REDACTED]

Exhibit D
Budget

[REDACTED]

Exhibit E
Forbearance Agreement

Exhibit F
Access Agreement